UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 18, 2018

AEGLEA BIOTHERAPEUTICS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-37722	46-4312787
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

901 S. MoPac Expressway Barton Oaks Plaza One Suite 250 Austin, TX	78746
(Address of principal executive offices)	(Zip Code)

(512) 942-2935

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(c) and (e)

On July 18, 2018, Aeglea BioTherapeutics, Inc. (the “Company”) and Anthony G. Quinn, the Company’s interim Chief Executive Officer, entered into an offer letter (the “Offer Letter”) providing the terms of Dr. Quinn’s employment with the Company. Pursuant to the Offer Letter, Dr. Quinn will hold the position of President and Chief Executive Officer, will receive an annual base salary of $507,000 and will be eligible for an annual bonus with a target of 50% of his base salary based on performance objectives as established by the board of directors of the Company.

Pursuant to the Offer Letter, the Company also granted Dr. Quinn (i) an option (the “Time-Based Option”) to purchase 300,000 shares of the Company’s common stock with an exercise price of $9.36 per share, which will vest over a 48 month period, subject to Dr. Quinn’s continued service to the Company on each monthly vesting date, and (ii) three options (the “Performance-Based Options” and together with the Time-Based Option, the “CEO Grants”) to purchase an aggregate of 200,000 shares of the Company’s common stock with an exercise price of $9.36 per share, which will vest based on the achievement of certain performance objectives set by the board of directors of the Company. Certain of the CEO Grants are subject to the approval by the stockholders of the Company of an increase in the available pool of shares under the Company’s 2016 Equity Incentive Plan (the “Plan”). The foregoing descriptions are qualified in their entirety by the full text of the Offer Letter, which is filed as Exhibit 10.1 to this report and incorporated herein by reference.

On July 18, 2018, the Company also entered into a severance agreement (the “Severance Agreement”) with Dr. Quinn. Pursuant to the terms of the Severance Agreement, Dr. Quinn will be entitled to certain severance benefits if he is subject to (i) a Separation within 3 months prior to or 12 months following a Change in Control as a result of the Company or its successor terminating the executive officer’s employment for any reason other than Cause or Dr. Quinn voluntarily resigning his employment for Good Reason (a “CIC Qualifying Termination”) or (ii) a Separation that is not a CIC Qualifying Termination, but which results from the Company terminating his employment for any reason other than Cause or Dr. Quinn voluntarily resigning his employment for Good Reason (as such capitalized terms are defined in the Severance Agreement) (a “Qualifying Termination”).

Pursuant to the Severance Agreement, the Company has agreed to provide Dr. Quinn the following benefits in the event that he is subject to a:

(i)	CIC Qualifying Termination:

•	payment of his base salary for 18 months;
•	one-hundred percent (100%) of his annual target bonus;
•	payment of the monthly benefits premium under COBRA for up to 18 months;
•

acceleration of any outstanding Equity Awards, including awards that would otherwise vest only upon satisfaction of performance criteria, which shall accelerate and become vested and exercisable as to 100% of the then unvested shares underlying the Equity Award.

(ii)	Qualifying Termination:

•	payment of his base salary for 18 months;
•	one-hundred percent (100%) of his annual target bonus;
•	payment of the monthly benefits premium under COBRA for up to 18 months;
•

acceleration of any outstanding Equity Awards, including awards that would otherwise vest only upon satisfaction of performance criteria, which shall accelerate and become vested and exercisable as if an additional twelve (12) months of vesting had occurred to the then-unvested shares subject to the Equity Award.

Following termination of employment, Dr. Quinn will be required to sign a release of claims against the Company and its affiliates prior to receiving severance benefits under the Severance Agreement. The foregoing descriptions are qualified in their entirety by the full text of the Severance Agreement, which is filed as Exhibit 10.2 to this report and incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits

(d) Exhibits.

Exhibit No.	Description

10.1	Offer Letter, dated July 18, 2018 by and between the Company and Anthony G. Quinn.
10.2	Severance Agreement, dated July 18, 2018 by and between the Company and Anthony G. Quinn.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AEGLEA BIOTHERAPEUTICS, INC.

Date: July 23, 2018	By:	/s/ Charles N. York II
Charles N. York II
Chief Financial Officer

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